Exhibit 99.1

Hatteras Financial Corp. Announces Third Quarter 2014 Financial Results

Comprehensive Income of $0.61 per Common Share

WINSTON-SALEM, N.C.--(BUSINESS WIRE)—October 28, 2014--Hatteras Financial Corp. (NYSE: HTS) (“Hatteras” or the “Company”) today announced financial results for the quarter ended September 30, 2014.

Third Quarter 2014 Highlights

•	Comprehensive income of $0.61 per weighted-average common share
•	Core earnings of $0.51 per weighted-average common share
•	Dividend of $0.50 per common share
•	Quarter end book value of $22.30 per common share
•	GAAP leverage of 6.1 to 1 at period end
•	Effective leverage of 7.6 to 1 at period end
•	Weighted-average effective leverage of 7.4 to 1
•	Weighted-average constant prepayment rate (“CPR”) of 19 for the quarter

Third Quarter 2014 Results

For the quarter ended September 30, 2014, the Company had comprehensive income available to common shareholders of $59.0 million, or $0.61 per weighted-average common share, as compared to $87.7 million, or $0.91 per weighted-average common share, for the quarter ended June 30, 2014.  The decrease in comprehensive income available to common shareholders was largely due to unrealized losses on the Company’s mortgage-backed securities (“MBS”) as interest rates rose slightly during the quarter.  For the quarter ended September 30, 2014, the Company had core earnings of $0.51 per weighted-average common share compared to $0.63 per weighted-average common share during the quarter ended June 30, 2014.  The decline was driven primarily by lower average earning assets and a lower yield on our earning assets.  The yield on our MBS dropped as a result of increased prepayment rates, along with a small decline in the yield of the Company’s TBA dollar rolls.  “Core earnings” represents a non-GAAP measure and is calculated as net interest margin, as adjusted for certain derivative impacts, and after deducting operating expenses and dividends on preferred stock.  Management believes core earnings is additional useful information regarding the Company’s performance and an enhancement to our reporting.  Management uses core earnings as a measure of the earnings power of the portfolio and uses it as an additional gauge for determining appropriate distributable income, among other things.

“Our third quarter results again illustrate the stable risk positioning and earnings potential of our portfolio,” said Michael Hough, the Company’s Chief Executive Officer.  “Our hedges did their job as book value remained in a tight range throughout the quarter allowing us to generate spread income with stable equity.  We used slightly lower leverage for most of the quarter but took advantage of better value late in the quarter.  We continue to be committed to a tight asset/liability management plan because despite some headwinds, the economy is long into a recovery and higher short term rates are expected at some point.  As a result, we think less interest rate risk is more appropriate.”

“Over the past year there has been much speculation on the impact of the Federal Reserve’s withdrawal from the mortgage securities market.  The mortgage market is such that we expect very little to change absent a dramatic shift in Fed policy.  Recently the financial markets have been volatile with interest rates back to the low levels of last year.  While we do expect a marginal uptick in refinancings as long as mortgage rates remain low, we don’t envision a significant change to the earnings profile of our portfolio in the foreseeable future.”

Net interest margin for the quarter ended September 30, 2014 was $49.3 million, compared to $54.7 million for the quarter ended June 30, 2014.  The Company’s net interest spread was slightly lower at 1.10% for the third quarter of 2014 compared to 1.18% for the second quarter of 2014.  The decrease in net interest spread was a result of the yield on the Company’s MBS declining to 1.96% in the third quarter compared to 2.10% in the second quarter as a rise in prepayments resulted in an increase in amortization expense.

The Company’s cost of funds decreased from 0.92% to 0.86% for the quarter ended September 30, 2014 compared to the previous quarter.  The Company’s average short-term financing rate increased to 0.33% in the third quarter of 2014 from 0.32% in the second quarter of 2014.  The Company’s effective cost of funds, which includes certain interest rate swap adjustments, was 1.12% for the third quarter as compared to 1.09% for the second quarter.  Operating expenses were relatively flat at $7.1 million in the third quarter as compared to $7.3 million in the second quarter.  The total annualized expense ratio was 1.16% of average shareholders’ equity for the quarter ended September 30, 2014 as compared to 1.20% for the quarter ended June 30, 2014.

Dividend

The Company declared a dividend of $0.50 per common share with respect to the quarter ended September 30, 2014, consistent with the quarter ended June 30, 2014.  Based on the closing share price of $17.96 on September 30, 2014, the third quarter dividend equates to an annualized yield of 11.1%.

Portfolio

The Company’s weighted average earning assets, consisting of residential mortgage assets, primarily MBS issued by Fannie Mae and Freddie Mac, were $19.7 billion for the quarter ended September 30, 2014 compared to $20.4 billion for the quarter ended June 30, 2014.  The fair value of the Company’s earning assets as of September 30, 2014 and June 30, 2014 is summarized below.

(Dollars in thousands)	September 30, 2014			June 30, 2014
	% of Earning Assets	Market Value	Wtd. Avg. Coupon	% of Earning Assets	Market Value	Wtd. Avg. Coupon
ARM securities	78.4%	$16,151,701	2.77%	82.6%	$16,191,002	2.79%
15-year fixed securities	3.6%	738,723	3.50%	2.3%	460,218	3.50%
15-year dollar roll TBA securities	18.0%	3,703,228	3.00%	15.1%	2,962,617	3.04%
	100.0%	$20,593,652	2.84%	100.0%	$19,613,837	2.84%

The annualized yield on the Company’s average ARMs and 15-year fixed securities was 1.96% for the third quarter of 2014, compared to 2.10% for the second quarter.  The decrease in yield was primarily due to the increase in premium amortization as the Company’s principal repayments increased.

During the third quarter of 2014, the expense of amortizing the premium on the Company’s securities was $29.4 million, compared to $24.9 million during the second quarter.  The weighted-average principal repayment rate (scheduled and unscheduled principal payments as a percentage of the weighted-average portfolio, on an annualized basis) during the third quarter of 2014 was 25.3%, compared to 20.4% during the second quarter, indicating the extent that mortgage refinancing increased.  The Company’s weighted-average one-month CPR for the quarter ended September 30, 2014 was 19.0, as compared to 15.4 for the quarter ended June 30, 2014.  CPR measures unscheduled repayment rate as a percentage of principal on an annualized basis.

At September 30, 2014, the Company owned 15-year TBA securities financed in the dollar roll market with a fair value of approximately $3.7 billion, as shown in the table above.  The Company accounts for TBA securities as derivative instruments and recognizes dollar roll gains and losses in other income (loss) in the Company's financial statements. As of September 30, 2014, the Company's net TBA securities had a cost basis of approximately $3.7 billion and a net carrying value of ($20.0) million reported in derivative liabilities at fair value on the Company's balance sheet.  The Company uses dollar rolls as alternative financing for its 15-year fixed-rate positions.

Portfolio Financing and Leverage

At September 30, 2014, the Company financed its portfolio with approximately $14.9 billion of borrowings under repurchase agreements.  The Company’s debt-to-shareholders’ equity ratio at September 30, 2014, was 6.1 to 1 compared to 6.2 to 1 at June 30, 2014.  The Company’s effective leverage, which includes the effects of TBA dollar roll financing, was 7.6 to 1 at September 30, 2014 compared with 7.4 to 1 at June 30, 2014.  Weighted average effective leverage in the third quarter was 7.4 to 1, down from 7.7 to 1 in the second quarter.  At September 30, 2014, the Company’s repurchase agreements had a weighted-average remaining term of approximately 33 days.

The Company uses interest rate swap agreements and Eurodollar futures contracts to synthetically extend the fixed interest period of these liabilities and hedge against the interest rate risk associated with financing the Company’s portfolio.  As of September 30, 2014, the Company had entered into interest rate swaps and Eurodollar futures contracts with effective notional amounts and rates as shown in the following table.

(Dollars in thousands)	Wtd -Avg. Futures Contract Notional	Wtd-Avg Futures Contracts Rate	Wtd.-Avg. Swap Notional	Wtd-Avg Swap Rate	Total	Wtd. Avg. Rate
Effective Remaining 2014	$1,874,000	0.38%	$8,900,000	1.29%	$10,774,000	1.13%
Effective 2015	8,143,000	0.95%	6,408,333	1.11%	14,551,333	1.02%
Effective 2016	7,538,500	1.97%	3,500,000	0.91%	11,038,500	1.64%
Effective 2017	6,801,750	2.94%	1,125,000	0.92%	7,926,750	2.66%
Effective 2018	4,477,500	3.62%	50,000	0.95%	4,527,500	3.59%
Effective 2019	1,496,000	3.89%	-	-	1,496,000	3.89%
Effective 2020	1,483,750	4.04%	-	-	1,483,750	4.04%
Effective 2021	701,000	4.03%	-	-	701,000	4.03%

The Company also enters into swaptions (option agreements to enter swaps at future dates) as part of its hedging strategy.  At September 30, 2014, the Company had swaptions with the following terms:

(Dollars in thousands)	Options			Underlying Swaps
Swaptions	Original Cost	Fair Value	Wtd. Avg. Months to Expiration	Notional	Wtd. Avg. Fixed Pay Rate	Receive Rate	Wtd. Avg. Term (Years)
Fixed payer	$20,081	$16,098	9	$992,300	2.74%	3 month LIBOR	7

Book Value

The Company’s book value (shareholders’ equity less preferred stock liquidation preference) per share on September 30, 2014 was $22.30, up 0.3% from the per share book value of $22.23 on June 30, 2014.  On a per share basis, the book value at September 30, 2014 consisted of $25.27 of common equity, $(4.53) of retained losses, $2.01 of unrealized gains on agency securities, and $(0.45) of unrealized losses on interest rate swaps.

Conference Call

The Company will host a conference call at 10:00 a.m. ET on Wednesday, October 29, 2014, to discuss financial results for the quarter ended September 30, 2014.  To participate in the event by telephone, please dial (877) 507-4471 five to 10 minutes prior to the start time (to allow time for registration) and ask to join the “Hatteras Financial” conference call.  International callers should dial (412) 317-6040. Canada callers should dial (855) 669-9657.  A digital replay of the call will be available on Wednesday, October 29, 2014 at approximately 12:00 noon ET through Thursday, November 6, 2014 at 9:00 a.m. ET. Dial (877) 344-7529 and enter the conference ID number 10054890.  International callers should dial (412) 317-0088 and enter the same conference ID number.  Canada callers should dial (855) 669-9658. The conference call will also be webcast live over the Internet and can be accessed at Hatteras' web site at www.hatfin.com.  To monitor the live webcast, please visit the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.  An audio replay of the event will be archived on Hatteras' web site.

About Hatteras Financial Corp.

Hatteras Financial is a real estate investment trust formed in 2007 to invest in residential mortgage real estate assets. Based in Winston-Salem, N.C., Hatteras is managed and advised by Atlantic Capital Advisors LLC.  Hatteras is a component of the Russell 2000® and 3000® indexes.

Non-GAAP Measures

In addition to the Company’s results presented in accordance with GAAP, this press release includes certain non-GAAP financial information.  Management’s decision to present these supplemental non-GAAP measures arose largely from three developments during 2013: 1) the Company’s cessation of hedge accounting for its interest rates swaps effective September 30, 2013, 2) increased use of Eurodollar futures contracts as interest rate hedges, and 3) the Company’s use of TBA dollar rolls, which generate non-traditional investment income and embody off-balance sheet financing.  These changes result in the recognition of material fair value adjustments in net income, as well as line item classifications that make it difficult to clearly explain the economics of the Company’s results and strategies without supplemental disclosures.  The non-GAAP measures the Company employs include effective interest expense, effective net interest margin, core earnings, and certain financial metrics derived from non-GAAP information, such as effective cost of funds and effective leverage.  The Company uses these measures internally to assess its results and financial condition.  Therefore, the Company believes that providing these measures gives users of financial information additional clarity regarding its performance and financial condition, and better enables them to see “through the eyes of management.”

These measures involve differences from results computed in accordance with GAAP, and should be considered supplementary to, and not as a substitute for, the Company’s results computed in accordance with GAAP.  Further, the Company’s definition of these non-GAAP measures may not be comparable to other similarly-titled measures of other companies.  Reconciliations of each non-GAAP measure to its nearest directly comparable measure calculated in accordance with GAAP are included below.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words "believe," ”will,” "expect," "intend," "anticipate," "estimate," ”should,” "project" or similar expressions.  You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements.  Forward-looking statements in this press release include, among others, statements about the future earnings potential of the Company’s MBS portfolio, the domestic and global economies and financial markets, interest rates, prepayment rates, the mortgage market and actions by the Federal Reserve. Factors that may cause actual results to differ materially from current expectations include the risk factors discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Accordingly, there is no assurance that the Company's expectations will be realized.  Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Table 1

Hatteras Financial Corp.

Consolidated Balance Sheets

(Dollars in thousands, except share related amounts)
	(Unaudited)
	September 30, 2014	December 31, 2013
Assets
Mortgage-backed securities, at fair value
(including pledged assets of $15,660,522 and $17,049,670, respectively)	$16,890,424	$17,642,532
Cash and cash equivalents	215,073	763,326
Restricted cash	226,764	225,379
Unsettled purchased mortgage-backed securities, at fair value	45,691	-
Receivable for securities sold	-	231,214
Accrued interest receivable	52,757	55,156
Principal payments receivable	128,041	95,021
Other investments	41,163	34,910
Derivative assets, at fair value	31,002	26,989
Other assets	16,998	2,833
Total assets	$17,647,913	$19,077,360

Liabilities and shareholders’ equity
Repurchase agreements	$14,920,959	$16,129,683
Dollar roll liability	-	351,826
Payable for unsettled securities	45,571	-
Accrued interest payable	2,841	8,279
Derivative liabilities, at fair value	175,322	167,607
Dividend payable	52,988	52,929
Accounts payable and other liabilities	5,740	2,935
Total liabilities	15,203,421	16,713,259

Shareholders’ equity:
7.625% Series A Cumulative Redeemable Preferred stock, $.001 par value, 25,000,000 shares authorized, 11,500,000 shares issued and outstanding, respectively ($287,500 aggregate liquidation preference)	278,252	278,252
Common stock, $.001 par value, 200,000,000 shares authorized, 96,719,908 and 96,601,523 shares issued and outstanding, respectively	97	97
Additional paid-in capital	2,453,698	2,453,018
Accumulated deficit	(438,319)	(359,214)
Accumulated other comprehensive income (loss)	150,764	(8,052)
Total shareholders’ equity	2,444,492	2,364,101
Total liabilities and shareholders’ equity	$17,647,913	$19,077,360

Table 2

Hatteras Financial Corp.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except share related amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013

Interest income:
Interest income on mortgage-backed securities	$80,969	$107,040	$266,734	$346,396
Interest income on short-term cash investments	330	303	959	1,104
Total interest income	81,299	107,343	267,693	347,500

Interest expense	31,950	51,599	105,529	156,955

Net interest margin	49,349	55,744	162,164	190,545

Operating expenses:
Management fee	4,122	4,522	12,420	13,956
Share based compensation	890	637	2,592	1,893
General and administrative	2,113	1,538	6,584	4,509
Total operating expenses	7,125	6,697	21,596	20,358

Other income (loss):
Net realized gain (loss) on sale of mortgage-backed securities	237	(225,635)	3,089	(214,333)
Impairment of mortgage-backed securities	-	(8,102)	-	(8,102)
Gain (loss) on derivative instruments, net	35,430	(77,456)	(61,445)	(71,920)
Total other income (loss)	35,667	(311,193)	(58,356)	(294,355)

Net income (loss)	77,891	(262,146)	82,212	(124,168)
Dividends on preferred stock	5,480	5,481	16,441	16,441
Net income (loss) available to common shareholders	$72,411	$(267,627)	$65,771	$(140,609)

Earnings (loss) per share - common stock, basic	$0.75	$(2.72)	$0.68	$(1.43)

Earnings (loss) per share - common stock, diluted	$0.75	$(2.72)	$0.68	$(1.43)

Dividends per share of common stock	$0.50	$0.55	$1.50	$1.95

Weighted average common shares outstanding, basic	96,563,132	98,318,205	96,561,446	98,656,750

Weighted average common shares outstanding, diluted	96,563,132	98,318,205	96,561,446	98,656,750

Table 3

Hatteras Financial Corp.

Consolidated Statements of Comprehensive Income

(Unaudited)

(Dollars in thousands)

	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013

Net income (loss)	$77,891	$(262,146)	$82,212	$(124,168)

Other comprehensive income:

Net unrealized gains (losses) on securities available for sale	(31,382)	191,227	83,790	(455,185)
Net unrealized gains on derivative instruments	17,923	45,227	75,026	107,952
Other comprehensive income (loss)	(13,459)	236,454	158,816	(347,233)

Comprehensive income (loss)	64,432	(25,692)	241,028	(471,401)

Dividends on preferred stock	5,480	5,481	16,441	16,441

Comprehensive income (loss) available to common shareholders	$58,952	$(31,173)	$224,587	$(487,842)

Comprehensive income (loss) per share - common stock, basic and diluted	$0.61	$(0.32)	$2.33	$(4.94)

Table 4

Key Statistics (1)

(Amounts are unaudited and subject to change)

(in thousands, except per share amounts)	Three Months Ended
	Sept. 30, 2014	June 30, 2014	March 31, 2014	Dec. 31, 2013	Sept. 30, 2013
Statement of Income Data
Interest income	$81,299	$89,805	$96,589	$104,768	$107,343
Interest expense	(31,950)	(35,128)	(38,451)	(40,754)	(51,599)
Net interest margin	49,349	54,677	58,138	64,014	55,744

Operating expenses	(7,125)	(7,310)	(7,161)	(7,508)	(6,697)

Other income (loss):
Net realized gain (loss) on sale of MBS	237	(4,584)	7,436	(68,679)	(225,635)
Impairment of MBS	-	-	-	-	(8,102)
Gain (loss) on derivative instruments, net	35,430	(55,260)	(41,615)	2,205	(77,456)
Total other income (loss)	35,667	(59,844)	(34,179)	(66,474)	(311,193)

Net income (loss)	77,891	(12,477)	16,798	(9,968)	(262,146)
Dividends on preferred stock	(5,480)	(5,481)	(5,480)	(5,481)	(5,481)
Net income (loss) available to common shareholders	$72,411	$(17,958)	$11,318	$(15,449)	$(267,627)

Comprehensive income (loss) available to common shareholders	$58,952	$87,712	$77,923	$60,878	$(31,173)

Earnings (loss) per share, basic and diluted	$0.75	$(0.19)	$0.12	$(0.16)	$(2.72)

Comprehensive income (loss) available to common shareholders, basic and diluted	$0.61	$0.91	$0.81	$0.63	$(0.32)

Weighted average shares outstanding	96,563	96,516	96,606	97,390	98,318

Distributions per common share	$0.50	$0.50	$0.50	$0.50	$0.55

Key Statistics (2)
Average MBS	$16,484,392	$17,019,973	$17,485,685	$19,309,176	$23,825,254
Average debt (3)	$14,806,602	$15,349,322	$15,787,282	$18,013,431	$21,990,508
Average equity	$2,453,988	$2,429,640	$2,405,938	$2,405,778	$2,429,402
Average portfolio yield	1.96%	2.10%	2.20%	2.16%	1.80%
Average cost of funds	0.86%	0.92%	0.97%	0.90%	0.94%
Interest rate spread	1.10%	1.18%	1.23%	1.26%	0.86%
TBA dollar roll income	$22,370	$25,622	$20,821	$5,605	$-
Average TBA dollar roll position	$3,257,935	$3,393,046	$2,935,689	$803,746	$-
Average portfolio yield, including TBA dollar roll income	2.09%	2.26%	2.29%	2.19%	1.80%
Effective interest expense (4)	$41,630	$41,959	$43,179	$47,411	$51,599
Effective cost of funds (4)	1.12%	1.09%	1.09%	1.05%	0.94%
Effective net interest margin (5)	$62,039	$73,468	$74,231	$62,962	$55,744
Effective interest rate spread (6)	0.97%	1.17%	1.20%	1.14%	0.86%
Core earnings (7)	$49,434	$60,677	$61,590	$49,973	$43,566
Core earnings per share, basic and diluted	$0.51	$0.63	$0.64	$0.51	$0.44
Constant prepayment rate (CPR)	19.0	15.4	13.0	14.2	19.7
Average annual portfolio repayment rate	25.31%	20.36%	17.66%	19.55%	27.72%
Debt to equity (at period end)	6.1:1	6.2:1	6.3:1	7.0:1	7.9:1
Debt to paid-in-capital (at period end) (8)	5.5:1	5.5:1	5.6:1	6.1:1	6.8:1
Effective debt to equity (at period end) (9)	7.6:1	7.4:1	7.7:1	7.3:1	7.9:1

(1)

This table includes non-GAAP financial measures.  See the earlier section on non-GAAP Measures for important disclosures, as well as Tables 10 and 11 which contain reconciliations to the most comparable U.S. GAAP measures.

(2)	The averages presented herein are computed from the Company’s books and records, using daily weighted values. Percentages are annualized, as appropriate.
(3)

Average debt includes borrowings under repurchase agreements and dollar roll liability as presented on the balance sheet.  It does not include off-balance sheet financing related to the Company’s TBA dollar roll position.

(4)

Effective interest expense includes certain interest rate swap adjustments.  Effective cost of funds is effective interest expense for the period on an annualized basis divided by average repurchase agreements and dollar roll liability for the period.  See Table 10.

(5)	Effective net interest margin includes certain interest rate swap adjustments and TBA dollar roll income. See Table 11.
(6)	Effective interest rate spread is the difference between average portfolio yield including TBA dollar roll income and effective cost of funds for the period.
(7)	Core earnings consists of effective interest margin reduced by operating expenses and dividends on preferred stock for the period. See Table 11.
(8)

Debt to paid-in capital ratio was calculated by dividing the amount outstanding under repurchase agreements at period end by the sum of the par value of the Company’s common stock and additional paid-in capital at period end.

(9)

Effective debt to equity ratio was calculated the same as the debt to equity ratio other than to include our off-balance sheet TBA dollar roll liability at period end in the numerator.  The Company’s off-balance sheet TBA dollar roll liability was $3,718,924 as of September 30, 2014.

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 5

Mortgage-Backed Securities Portfolio as of September 30, 2014

	Amortized Cost	Gross Unrealized Loss	Gross Unrealized Gain	Estimated Fair Value	% of Total
Agency Securities
Fannie Mae Certificates
ARMs	$9,217,059	$(20,004)	$175,699	$9,372,754	55.5%
Fixed-Rate	569,736	(615)	2,380	571,501	3.4%
Total Fannie Mae	9,786,795	(20,619)	178,079	9,944,255

Freddie Mac Certificates
ARMs	6,667,896	(31,236)	66,537	6,703,197	39.7%
Fixed-Rate	166,394	(30)	858	167,222	1.0%
Total Freddie Mac	6,834,290	(31,266)	67,395	6,870,419

Total Agency Securities	16,621,085	(51,885)	245,474	16,814,674	99.6%

Total Non-Agency ARMs	76,200	(450)	-	75,750	0.4%

Total Mortgage-Backed Securities	$16,697,285	$(52,335)	$245,474	$16,890,424	100.0%

Table 6

Mortgage-Backed Securities—Months to Reset as of September 30, 2014

ARMs

Months to Reset	% of ARM Portfolio	Current Face Value (1)	Weighted Avg. Coupon (2)	Wtd. Avg. Amortized Purchase Price (3)	Amortized Cost (4)	Weighted Avg. Market Price (5)	Market Value (6)
0-12	12.4%	$1,872,888	3.17%	$102.12	$1,912,604	$106.73	$1,998,905
13-24	11.7%	1,779,785	3.09%	$102.48	1,823,848	$106.03	1,887,079
25-36	12.7%	1,962,633	2.61%	$102.84	2,018,276	$104.30	2,046,969
37-48	14.3%	2,214,546	2.98%	$102.64	2,272,943	$104.28	2,309,420
49-60	34.8%	5,473,680	2.55%	$103.04	5,639,822	$102.77	5,625,041
61-72	7.6%	1,213,353	2.35%	$103.14	1,251,448	$101.62	1,233,013
73-84	6.4%	1,013,409	3.00%	$102.29	1,036,649	$103.18	1,045,619
109-120	0.1%	5,451	3.34%	$102.09	5,565	$103.74	5,655
Total ARMS	100.0%	$15,535,745	2.77%	$102.74	$15,961,155	$103.96	$16,151,701

Fixed

	Current Face Value	Wtd. Avg. Coupon	Wtd. Avg. Amortized Purchase Price	Amortized Cost	Wtd. Avg. Market Price	Market Value
Total Fixed-Rate	$700,397	3.50%	$105.10	$736,130	$105.47	$738,723

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 7

Repo Borrowings as of September 30, 2014

		Weighted Average
	Balance	Contractual Rate
Within 30 days	$13,355,150	0.31%
30 days to 3 months	565,809	0.32%
3 months to 36 months	1,000,000	0.45%
	$14,920,959	0.32%

Table 8

Swap Portfolio as of September 30, 2014

		Wtd. Avg.
		Remaining	Weighted Average
	Notional	Term	Fixed Interest
Maturity	Amount	in Months	Rate in Contract

12 months or less	$4,000,000	7	1.70%
Over 12 months to 24 months	2,400,000	18	1.10%
Over 24 months to 36 months	2,200,000	30	0.88%
Over 36 months to 48 months	600,000	40	0.95%

Total	$9,200,000	17	1.30%

Note: The Company has no forward starting swaps as of September 30, 2014.

Table 9

Components of Gain (Loss) on Derivative Instruments, Net

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
	2014	2013	2014	2013
Interest rate swaps – fair value adjustments	$38,136	$-	$62,524	$-
Interest rate swaptions – fair value adjustments	(1,304)	-	(3,983)	-
Interest rate swaps – monthly net settlements	(29,079)	-	(88,245)	-
Futures Contracts – fair value adjustments	37,405	(50,129)	(69,982)	(44,593)
Futures Contracts – realized gains (losses)	(1,810)	(27,327)	(24,063)	(27,327)
TBA dollar roll income	22,370	-	68,813	-
Realized and unrealized gains on TBA dollar rolls	(30,288)	-	(6,509)	-
Gain (loss) on derivative instruments, net	$35,430	$(77,456)	$(61,445)	$(71,920)

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 10

Reconciliation of GAAP Interest Expense to

Effective Interest Expense and Effective Cost of Funds

	Three Months Ended
	Sept. 30, 2014		June 30, 2014		March 31, 2014		Dec. 31, 2013		Sept. 30, 2013
	Amount	% (1)	Amount	% (1)	Amount	% (1)	Amount	% (1)	Amount	% (1)

Interest expense	$31,950	0.86%	$35,128	0.92%	$38,451	0.97%	$40,754	0.90%	$51,599	0.94%
Less: reclassification of deferred swap losses included in interest expense (after hedge de-designation)	(19,806)	-0.54%	(22,923)	-0.60%	(24,684)	-0.63%	(24,328)	-0.54%	-	-
Interest rate swaps – monthly net settlements (after hedge de-designation)	29,079	0.79%	29,754	0.77%	29,412	0.75%	30,985	0.69%	-	-
Losses on maturing Futures Contracts	407	0.01%	-	-	-	-	-	-	-	-
Effective interest expense and cost of funds	$41,630	1.12%	$41,959	1.09%	$43,179	1.09%	$47,411	1.05%	$51,599	0.94%

Average repo and dollar roll liability	$14,806,602		$15,349,322		$15,787,282		$18,013,431		$21,990,508

(1) Dollar amount on an annualized basis as a percentage of average repurchase agreements and dollar roll liability

	Nine Months Ended September 30
	2014		2013
	Amount	% (1)	Amount	% (1)
Interest expense	$105,529	0.92%	$156,955	0.94%
Less: reclassification of deferred swap losses included in interest expense (after hedge de-designation)	(67,413)	-0.59%	-	-
Interest rate swaps – monthly net settlements (after hedge de-designation)	88,245	0.77%	-	-
Losses on maturing Futures Contracts	407	-	-	-
Effective interest expense and cost of funds	$126,768	1.10%	$156,955	0.94%

Average repo and dollar roll liability	$15,310,810		$22,343,437

(1) Dollar amount on an annualized basis as a percentage of average repurchase agreements and dollar roll liability

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 11

Reconciliation of GAAP Net Interest Margin to

Effective Net Interest Margin and Core Earnings

	Three Months Ended
	Sept. 30, 2014	June 30, 2014	March 31, 2014	Dec. 31, 2013	Sept. 30, 2013
Net interest margin	$49,349	$54,677	$58,138	$64,014	$55,744
Less: reclassification of deferred swap losses included in interest expense (after hedge de-designation)	19,806	22,923	24,684	24,328	-
Interest rate swaps – monthly net settlements (after hedge de-designation)	(29,079)	(29,754)	(29,412)	(30,985)	-
Losses on maturing Futures Contracts	(407)	-	-	-	-
TBA dollar roll income	22,370	25,622	20,821	5,605	-
Effective net interest margin	62,039	73,468	74,231	62,962	55,744
Total operating expenses	(7,125)	(7,310)	(7,161)	(7,508)	(6,697)
Dividends on preferred stock	(5,480)	(5,481)	(5,480)	(5,481)	(5,481)
Core earnings	$49,434	$60,677	$61,590	$49,973	$43,566

Core earnings per common share, basic and diluted	$0.51	$0.63	$0.64	$0.51	$0.44

	Nine Months Ended September 30
	2014	2013
Net interest margin	$162,164	$190,545
Less: reclassification of deferred swap losses included in interest expense (after hedge de-designation)	67,413	-
Interest rate swaps – monthly net settlements (after hedge de-designation)	(88,245)	-
Losses on maturing Futures Contracts	(407)	-
TBA dollar roll income	68,813	-
Effective net interest margin	209,738	190,545
Total operating expenses	(21,596)	(20,358)
Dividends on preferred stock	(16,441)	(16,441)
Core earnings	$171,701	$153,746

Core earnings per common share, basic and diluted	$1.78	$1.56

CONTACT:
Hatteras Financial Corp.
Kenneth A. Steele, 336-760-9331
Chief Financial Officer
or
Compass Investor Relations
Mark Collinson, Partner, 714-222-5161
www.compass-ir.com